PROSPECTUS SUPPLEMENT
     (TO PROSPECTUS DATED NOVEMBER 14, 1995)

                 9,000,000 Convertible Preferred Securities
                     INTERNATIONAL PAPER CAPITAL TRUST
                    5 1/4% Convertible Preferred Securities
      (liquidation preference $50 per Convertible Preferred Security)
          guaranteed to the extent set forth in the Prospectus by,
                   and convertible into Common Stock of,
                        INTERNATIONAL PAPER COMPANY

     This Prospectus Supplement supplements and amends the Prospectus dated November 14, 1995 (the "Prospectus") relating to the 9,000,000 5 1/4% Convertible Preferred Securities (the "Convertible Preferred Securities"), liquidation preference $50 per Convertible Preferred Security, which represent undivided beneficial ownership interests in the assets of the International Paper Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust" or the "Issuer"), and the shares of the common stock, par value $1.00 per share, and the accompanying common stock purchase rights as described in the Prospectus ("International Paper Common Stock") of International Paper Company, a New York corporation ("International Paper" or the "Company"), issuable upon conversion of the Convertible Preferred Securities.

     The table on pages 46 and 47 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended by the deletion of item 64 of that table and the substitution therefor of the following:

          Selling Holder                         Number of Convertible
                                                  Preferred Securities

     "64. Fidelity Devonshire Trust:
          Fidelity Equity-Income Fund..........         302,600

     65.  Fidelity Management Trust Company
          on behalf of accounts managed by it ..         58,100

     66.  Any other holder of Convertible
          Preferred Securities or future
          transferee from any such holder  .....       6,215,100

          Total  ...............................       9,000,000"

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THE
     PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     The date of this Prospectus Supplement is December 31, 1996.